UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

KALA PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

 SUPPLEMENT TO PROXY STATEMENT

2023 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 22, 2023

Kala Pharmaceuticals, Inc. (the “Company”) is filing this supplement on June 1, 2023 to update information contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 11, 2023 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the Board of Directors for its annual meeting of stockholders to be held on June 22, 2023, or any adjournment or postponement thereof.

Option Exchange Program

As described in the Proxy Statement, on May 1, 2023, the Company commenced a one-time stock option exchange program (the “Option Exchange Program”) under which eligible executive officers, other employees and non-employee directors (collectively, “Eligible Holders”) were given the opportunity to exchange options to purchase shares of common stock held by them for an equal number of restricted stock units that are subject to vesting conditions.

The Option Exchange Program expired at 11:59 p.m., Eastern Time, on May 30, 2023. A total of 36 Eligible Holders participated in the Option Exchange Program. Pursuant to the terms and conditions of the Option Exchange Program, the Company accepted for exchange options to purchase a total of 182,251 shares of the Company’s common stock, representing approximately 99% of the total shares of the Company’s common stock underlying options held by the Eligible Holders. All surrendered options were cancelled effective as of the expiration of the Option Exchange Program, and immediately thereafter, in exchange therefor, the Company granted a total of 182,251 restricted stock units pursuant to the terms of the Option Exchange Program and the Company’s 2017 Equity Incentive Plan. For additional information regarding the Option Exchange Program, please refer to the Company’s Tender Offer Statement on Schedule TO filed with the SEC on May 1, 2023, as amended and supplemented on May 9, 2023 and May 31, 2023.